Exhibit 99.1

EMPLOYMENT SECURITY AGREEMENT

This Employment Security Agreement (“Agreement”) between TIER TECHNOLOGIES, INC., (“Tier”) and                      (“Employee”) is entered into as of                     , 2006 (the “Effective Date”). The signatories hereto will be collectively referred to as the “Parties.”

RECITALS

WHEREAS, Tier wishes to provide retention incentives to certain of its executives; and

WHEREAS, the Parties recognize that job loss or significant alteration of position for executives often accompanies change in ownership and/or control of a corporation;

NOW, THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) “Change in Control” shall mean:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of Tier under an employee benefit plan of Tier, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Tier representing 50% or more of (A) the outstanding shares of common stock of Tier or (B) the combined voting power of Tier’s then-outstanding securities;

(ii) Tier is party to a merger or consolidation, or series of related transactions, which results in the voting securities of Tier outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of Tier or such surviving or other entity outstanding immediately after such merger or consolidation;

(iii) the sale or disposition of all or substantially all of Tier’s assets (or consummation of any transaction, or series of related transactions, having similar effect); or

(iv) the dissolution or liquidation of Tier.

(b) “Position Change” shall mean:

(i) a significant diminution of Employee’s assigned duties and responsibilities and/or any material diminution of the powers and authority associated with the position Employee holds with Tier immediately prior to a Change in Control. In order for such diminution of duties and responsibilities and/or powers and authority to constitute a Position Change within the meaning of this Agreement, Employee must deliver written notice to Tier specifying the diminution in assigned duties/responsibilities and/or powers/authority that

Employee believes constitutes a Position Change, and Tier must fail to reverse the same within 30 days of receiving such notice;

(ii) Tier reduces Employee’s salary more than 5% below that in effect as of the date of the Change in Control; or

(iii) Tier requires Employee to relocate Employee’s principal business office or his principal place of residence outside the Washington D.C. Metropolitan Area, or assigns to Employee duties that would require such relocation;

(c) “Termination For Cause” shall mean Termination of Employee’s employment by Tier if, and only if, such termination is a result of one or more of the following:

(i) Employee’s fraud, embezzlement, or misappropriation of Tier’s property, or is the result of Employee’s criminal conduct that is materially injurious to the financial condition or business reputation of Tier or any of its subsidiaries or affiliates; or

(ii) Employee has materially and willfully breached his or her responsibilities or willfully failed to comply with Tier’s policies or the reasonable directives of his or her supervisor or Tier’s Board of Directors; but, in each case, only if Tier has given Employee written notice specifying the breach or failure to comply complained of, demanding that Employee remedy such breach or failure to comply and affording Employee an opportunity to be heard in connection therewith, and Employee either fails to remedy such alleged breach or fails to comply within 30 days from receipt of such written notice.

(iii) Employee has violated Tier’s policy prohibiting harassment in the workplace;

(iv) Employee has violated his or her Nondisclosure and Proprietary/Confidential Information and Non-Solicitation Agreement with Tier; or

(v) Employee has violated Tier’s Business Code of Conduct.

(d) “Termination Without Cause” shall mean any termination of Employee by Tier that is for any reason other than a Termination For Cause.

(e) “Resignation for Good Reason” shall mean a resignation by Employee as a result of and within sixty days after Employee receives notice of a Position Change.

(f) “Security Period” shall mean the period beginning with the effective date of any Change in Control and ending twelve (12) months after that effective date, except that for those Changes in Control described in paragraphs 1(a)(ii) and (1)(a)(iii) above, the Security Period shall begin on the date of shareholder approval of the Change in Control, and end twelve (12) months after the effective date of that Change in Control.

(g) “Term” shall mean the period of time commencing on the Effective Date and expiring on the date that is three (3) years after the Effective Date.

2. Benefits to Employee. During the Term of this Agreement, if Employee’s employment with Tier terminates as a result of either (1) a Termination Without Cause during the Security

Period; or (2) a Resignation for Good Reason that is based on a Position Change occurring during the Security Period, Employee shall be entitled to the continuation of his or her annual base salary, less standard deductions and withholdings, for a period of twelve (12) months. Annual base salary is defined as the salary in effect during the last regularly scheduled payroll period immediately preceding the Termination Without Cause or Resignation for Good Reason.

3. No Promise of Continued Employment. Nothing in this Agreement is intended to guarantee Employee employment with Tier, or its successors, for any length of time. Employee acknowledges and agrees that his or her employment with Tier is at-will, meaning either party may terminate the employment relationship at any time, with or without cause or notice.

4. Entire Agreement/Modifications. This Agreement contains the complete agreement between the Parties with respect to the subject matter of this Agreement. No modification hereof shall be binding on either of the Parties unless it has been agreed to in writing and signed by each of the Parties and identified as an amendment to this Agreement. This Agreement supercedes any other previously existing agreement regarding the subject matter of this Agreement.

5. Acknowledgment. The Parties acknowledge and agree that they have read the terms of this Agreement and that they have had sufficient opportunity to discuss it with their respective attorneys and that they understand its terms and effects.

6. Severability. If any provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable, such circumstance shall not render the remainder of it invalid, inoperative or unenforceable, and this Agreement shall be reformed so that it is enforceable to the maximum extent permitted by law.

7. Enurement. This Agreement shall enure to the benefit of and be binding upon Tier, its successors and assigns, and shall enure to the benefit of and be binding upon Employee, and his or her heirs, representatives and assigns.

8. Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Virginia, without regard to its conflicts of law principles.

IN WITNESS WHEREOF, and intending to be legally bound hereby,                      and Tier have executed and signed this Agreement as of the Effective Date.

[employee name]

TIER TECHNOLOGIES, INC.
By:

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